THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This Third Amendment to Employment Agreement (this "Amendment" or "Third Amendment") is made as of July 10, 2000 (the "Amendment Date"), by and between Miller Building Systems, Inc., a Delaware corporation (the "Company") and Edward C. Craig (the "Employee").

                            RECITALS

     A. Pursuant to that certain Employment Agreement dated February 29, 1996 (the "Original Agreement"), the Company hired the Employee to serve as its Chief Executive Officer and President.

     B. The Original Agreement was amended on October 22, 1997 by the First Amendment to Employment Agreement ("First Amendment"), and September 22, 1998 by the Second Amendment to Employment Agreement ("Second Amendment").

     C. Since the dates of the execution of the Original Agreement, the First Amendment and the Second Amendment (collectively, the "Agreement"), the Board of Directors of the Company (the "Board") adopted various resolutions recognizing the Employee's excellent work, importance to the Company and continued contribution to the Company.

     D. The Company and the Employee desire to further amend certain provisions of the Agreement to memorialize such resolutions in the Agreement, in accordance with the terms and provisions of this Third Amendment.

                            CLAUSES

     In consideration of the preceding, and the obligations, covenants and duties identified below, the parties amend the Agreement, as follows:

1. Delete existing Sections 1.1(b), 1.1(c) and 1.1(d) in their entirety, and substitute the following in their place:

          "1.1(b)   For the period continuing through September 30, 2000, the
     Employee shall continue serving as the Company's Chairman of the Board and Chief Executive Officer and perform the usual duties of such offices as described in the Company's by-laws; provided, however, the Employee shall only serve as the Company's Chief Executive Officer until such time when Employee's successor is named by the Employee and approved by the Board.

          1.1(c)    Employee will be entitled to continue participating in all
     Company, or its successors, health benefits through September 30, 2004, on terms that are substantially the same as are then in effect for full-time executive employees of the Company.

          1.1(d)    The Employee shall continue to devote his exclusive
     attention and best efforts to the Company's business on a basis reasonably determined by Employee, taking into consideration his health, through September 30, 2000 (the "Term")."

2. Delete existing Section 2.1(d) in its entirety, and substitute the following in its place:

          "2.1(d)   For the period continuing through September 30, 2001, an
     amount equal to Two Hundred Thousand Dollars ($200,000); and"

3. Delete existing Section 2.1(E) in its entirety, and substitute the following 2.1(e) in its place:

          "2.1(e)   For the period commencing October 1, 2001 and continuing
     through September 30, 2003, Employee shall be paid an amount equal to One Hundred Fifteen Thousand Dollars ($115,000) per year. For the period commencing October 1, 2003 and continuing through September 30, 2004, Employee shall be paid an amount equal to Fifty Thousand Dollars ($50,000). Said sums are to be payable in equal consecutive monthly installments as renumeration for past consulting services Employee rendered to the Company (collectively, "Deferred Compensation"). Said amounts are guaranteed by the Company and payable by the Company, notwithstanding Employee's ability to perform future consulting services for the Company for any reason or no reason."

4. The existing Section 2.2 shall be deemed to be Section 2.2(a), and the following Section 2.2(b) shall be inserted following Section 2.2(a):

          "2.2(b)   Special Bonus.  In addition to all other compensation
     payable to the Employee under the Agreement, as amended by this Third Amendment, the Company shall pay a special bonus (the "Special Bonus") to the Employee in an amount equal to Twenty-Eight Thousand Dollars ($28,000) per year, for the fiscal years 2000, 2001 and 2002. The Special Bonus shall be paid by the Company to Employee on the last day of each such fiscal year."

5.   Insert Section 3.4 following the existing Section 3.3:

          "3.4 Vesting and Payment. All outstanding options granted by the Company to the Employee at any time shall immediately vest, all payments of the Special Bonus shall become immediately due and payable, and all Deferred Compensation payments shall become immediately due and payable:
     (i) upon the sale of the Company; (ii) upon the sale of substantially all of the assets of the Company; or (iii) upon any action that indicates a Change in Control (as hereinafter defined) will occur immediately. For purposes of the Agreement, as hereby amended, "Change in Control" shall be deemed to have occurred on the date that a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, occurs."

6. The terms and provisions of this Third Amendment shall prevail if there is any conflict among the terms of the Original Agreement, the First Amendment, the Second Amendment, and this Third Amendment. However, except as amended by the First Amendment, the Second Amendment and the Third Amendment, all terms and provisions of the Original Agreement shall remain in full force and effect without change, modification or deletion.

7. The laws of the State of Indiana shall govern the terms and provisions of this Amendment.

     The parties have executed this Third Amendment as of the Amendment Date.


EMPLOYEE:                          THE COMPANY:

                                   Miller Building Systems, Inc., a Delaware
                                   Corporation

/Edward C. Craig                   By:  /Thomas J. Martini
Edward C. Craig, Individually
                                   Its: Secretary/Treasurer